UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2016

Pegasystems Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-11859

Massachusetts	04-2787865
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One Rogers Street, Cambridge, MA 02142

(Address of principal executive offices, including zip code)

617-374-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On April 11, 2016, Pegasystems Inc., a Massachusetts corporation (“Pegasystems”), acquired OpenSpan, Inc., a Delaware corporation (“OpenSpan”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 11, 2016, by and among Pegasystems, Orca Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pegasystems (“Merger Sub”), OpenSpan, and Fortis Advisors LLC, a Delaware limited liability company, as representative of the securityholders of OpenSpan thereunder.

Pursuant to the Merger Agreement, on April 11, 2016 (the “Effective Time”), Merger Sub merged with and into OpenSpan, with OpenSpan continuing as the surviving corporation and a wholly owned subsidiary of Pegasystems (the “Merger”). Pursuant to the Merger Agreement, at the Effective Time, the issued and outstanding capital stock, options, and warrant of OpenSpan were cancelled and exchanged for or converted into the right to receive in the aggregate up to $52.3 million in cash from which payment of OpenSpan’s indebtedness and transaction expenses, and certain of OpenSpan’s employee severance, bonus, and similar compensatory payment obligations, was made (the “Merger Consideration”). The Merger Consideration will be paid to the former securityholders of OpenSpan in accordance with the terms of the Merger Agreement and will be subject to a customary post-closing adjustment based on the final determination of closing net working capital. Of the Merger Consideration, $7.6 million will be held in escrow for an 18-month period after the closing of the Merger as security for the indemnification obligations of the former securityholders of OpenSpan set forth in the Merger Agreement and as security for the post-closing adjustment obligations described above.

On April 12, 2016, Pegasystems issued a press release announcing that it had acquired OpenSpan, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Pegasystems Inc. on April 12, 2016

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pegasystems Inc.

Date:	April 12, 2016	By:	/s/ EFSTATHIOS KOUNINIS
Efstathios Kouninis

Vice President of Finance and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Pegasystems Inc. on April 12, 2016